Exhibit 3.1

Execution Version

AMENDMENT NO. 3

TO

THE FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CRESTWOOD MIDSTREAM PARTNERS LP

This Amendment No. 3 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), dated as of December 21, 2011, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP, dated as of October 1, 2013, and as amended by Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP, dated as of October 10, 2013 (as so amended, the “Partnership Agreement”), is entered into effective as of June 17, 2014 at the direction of Crestwood Midstream GP LLC, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the Partnership Interests authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests) as shall be fixed by the General Partner in the exercise of its sole discretion;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may amend any provision of the Partnership Agreement that, in the discretion of the General Partner, is necessary or advisable in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Class A Preferred Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class A Preferred Units, including, without limitation, the conversion of the Class A Preferred Units into Common Units in accordance with the terms described herein, (ii) the issuance of the Class A Preferred Units to the Unit Purchasers pursuant to the Class A Preferred Unit Purchase Agreement and (iii) such other matters as are provided herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Article I is hereby amended to add or restate, as applicable, the following definitions in the appropriate alphabetical order:

“Adjusted Conversion Amount” means a number of Common Units to be issued upon conversion of each Class A Preferred Unit pursuant to Section 5.12(b)(iii) equal to the greater of (i) the Conversion Ratio and (ii) the quotient of (A) 150% multiplied by the Class A Preferred Unit Price divided by (B) the Adjustment Ratio multiplied by the lower of (x) the closing price of a Common Unit on the National Securities Exchange on which the Common Units are listed or admitted to trading on the last trading day prior to exercise of the Partnership’s conversion right pursuant to Section 5.12(b)(iii) and (y) the VWAP Price calculated over the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership’s conversion right pursuant to Section 5.12(b)(iii).

“Adjustment Ratio” means 0.96, provided, however, that the Adjustment Ratio shall be 1.00 (i) at all times prior to the third anniversary of the Initial Closing Date, and (ii) at any time, on or after the third anniversary of the Initial Closing Date, that the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership’s conversion right pursuant to Section 5.12(b)(iii) exceeds the quotient of (A) 125% of the Class A Preferred Unit Price, divided by (B) the then-applicable Conversion Ratio.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, for purposes of this Agreement, (i) the Partnership, on the one hand, and the Unit Purchasers, on the other hand, shall not be considered Affiliates; (ii) any fund or account managed, advised or sub-advised, directly or indirectly, by GSO Capital Partners LP or its Affiliates shall be considered an Affiliate of GSO Capital Partners LP; and (iii) any fund or account managed, advised or sub-advised, directly or indirectly, by Magnetar Financial LLC or its Affiliates, shall be considered an Affiliate of Magnetar Financial LLC.

“Board Representation and Standstill Agreement” means that certain Board Representation and Standstill Agreement, dated as of June 17, 2014, by and among the Partnership, the General Partner and the Unit Purchasers.

“Cash COC Conversion Premium” means (i) prior to the first anniversary of the Initial Closing Date, 115%, (ii) during the period commencing on the first anniversary and ending on the date immediately preceding the second anniversary of the Initial Closing Date, 110%, (iii) during the period commencing on the second anniversary and ending on the date immediately preceding the third anniversary of the Initial Closing Date, 105%, and (iv) thereafter, 101%.

“Cash COC Event” means any transaction pursuant to which (i) the General Partner or any Affiliate of the General Partner exercises its rights to purchase all of the Outstanding Common Units pursuant to Section 15.1 of this Agreement or (ii) any Person or group of Persons acquires in one or more series of related transactions all of the Outstanding Common Units, in each case where the consideration received by the holders of Common Units is comprised of at least 90% cash.

“Change of Control” means the occurrence of any of the following events: (i) (a) First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner (the Person, if any, acquiring such control of the General Partner, and each Person, if any, that subsequently acquires control of the General Partner, is hereinafter referred to as a “New GP Owner”) and (b) Robert G. Phillips has ceased to be the Chief Executive Officer of the General Partner; (ii) the Common Units are no longer listed or admitted for trading on the New York Stock Exchange or another National Securities Exchange; (iii) a Cash COC Event; (iv) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (v) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up); provided, if a Change of Control under clause (i) of this definition has occurred, and one or more Class A Preferred Holders has elected, pursuant to Section 5.12(e)(ii)(C), to continue to hold Class A Preferred Units, then, with respect to each such Class A Preferred Holder, a Change of Control shall also mean the occurrence of any of the following events: (a) a New GP Owner has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner; or (b) if there is no New GP Owner, any merger, consolidation or other combination of the Partnership with another entity in which the Partnership is not the surviving entity.

“Class A Preferred Holder” means a holder of a Class A Preferred Unit.

“Class A Preferred Investor” means a Class A Preferred Holder, together with all Affiliates of such Class A Preferred Holder that hold Class A Preferred Units.

“Class A Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class A Preferred Unit in the Partnership Agreement, as amended by this Amendment, including PIK Units, provided that such PIK Units shall be subject to such restrictions as are set forth herein. A Class A Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class A Preferred Unit Distribution” has the meaning assigned to such term in Section 5.12(c)(i)(A).

“Class A Preferred Unit Distribution Amount” has the meaning assigned to such term in Section 5.12(c)(i)(A).

“Class A Preferred Pro Rata Distribution” means, in respect of any Parity Security, the distribution permitted to be made on such Parity Security in the event that the Partnership fails to pay, after the Initial Distribution Period, in full in cash any distribution (or portion thereof) which any Class A Preferred Holder accrues and is entitled to receive, which is equal to the distribution payable in respect of such Parity Security as of such date, multiplied by a fraction (i) the numerator of which is the most recent distribution paid in cash in respect of each Class A Preferred Unit and (ii) the denominator of which is the distribution accumulated and payable on each Class A Preferred Unit immediately prior to the payment of the most recent such distribution.

“Class A Preferred Unit Purchase Agreement” means the Class A Convertible Preferred Unit Purchase Agreement, dated as of June 17, 2014, between the Partnership and the Unit Purchasers.

“Class A Preferred Unit Price” means $25.10 per Class A Preferred Unit.

“COC Election” has the meaning set forth in Section 5.12(b)(i).

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement. A Class A Preferred Unit will not constitute a Common Unit until the Conversion Date.

“Conversion Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the conversion of such Class A Preferred Unit pursuant to Section 5.12(b).

“Conversion Ratio” means 1.00, as adjusted from time to time pursuant to Sections 5.12(b)(iv) and (xi).

“Crestwood Indentures” means (i) that certain indenture dated as of November 8, 2013 by and among the Partnership, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee and (ii) that certain indenture dated as of April 1, 2011 by and among the Partnership, Crestwood Midstream Finance Corp., the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Deficiency Rate” has the meaning set forth in Section 5.12(c)(i)(B).

“First Reserve” has the meaning set forth in Section 4.7(d)(iv).

“Full Funding” means, with respect to each Unit Purchaser, payment in full by such Unit Purchaser of that portion of the total Funding Amount set forth opposite such Unit Purchaser’s name on Exhibit A hereto.

“Full Funding Date” means, with respect to each Unit Purchaser, the first to occur of (i) the date on which Full Funding has occurred; (ii) in connection with a Change of Control in which the Partnership is not the surviving entity, the date of such Change of Control; or (iii) if, in connection with a Change of Control in which the Partnership is the surviving entity, such Unit Purchaser elects to be released from its obligation to fund such Unit Purchaser’s remaining unfunded Funding Amount pursuant to the Class A Preferred Unit Purchase Agreement, the date on which such Unit Purchaser delivered written notice to the Partnership of its election to be so released.

“Funding Amount” means $500.0 million as reflected on Exhibit A hereto.

“Indentures” means the Crestwood Indentures and that certain indenture dated as of December 7, 2012, by and among Inergy Midstream, L.P., NRGM Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

“Initial Closing Date” has the meaning set forth in the Class A Preferred Unit Purchase Agreement.

“Initial Distribution Period” has the meaning set forth in Section 5.12(c)(i)(A).

“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class A Preferred Units, including but not limited to Common Units, General Partner Interests and Incentive Distribution Rights.

“Liquidation Preference” means, with respect to each Class A Preferred Unit, the sum of the Class A Preferred Unit Price plus all accrued and unpaid distributions on such Class A Preferred Unit to the Liquidation Date.

“Minimum Conversion Amount” means (i) a number of Class A Preferred Units having an aggregate value of $20.0 million, which value is calculated by multiplying the number of Class A Preferred Units to be converted by the Class A Preferred Unit Price or (ii) if the value of the Class A Preferred Units (calculated in accordance with clause (i) above) to be converted by the Class A Preferred Holder requesting conversion does not equal or exceed $20.0 million, then all of the Class A Preferred Units held by such Class A Preferred Holder.

“Offering Notice” has the meaning set forth in Section 4.7(d)(iv).

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) would pursuant to this definition beneficially own 20% or more of any Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Outstanding Partnership Interests of any class then Outstanding acquired directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any then Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any then Outstanding Partnership Interests of any class then Outstanding with the prior approval of the General Partner. For the avoidance of doubt, the limitations set forth herein shall apply to any Class A Preferred Holder with respect to its ownership of the Class A Preferred Units (including the Common Units issued upon conversion thereof) or exercising voting rights with respect thereto; provided, however, that such limitations shall not apply (x) with respect to matters as to which the Class A Preferred Units vote as a separate class, and (y) with respect to matters as to which the Class A Preferred Units vote together with the Common Units as a single class, provided that, with respect to clause (y) above, such Class A Preferred Holder would not beneficially own 20% or more of the Outstanding Common Units, determined on an as converted basis at the then-applicable Conversion Ratio. For the avoidance of doubt, for purposes of determining if a Class A Preferred Holder would beneficially own 20% or more of the Outstanding Common Units, on an as converted basis, beneficial ownership shall be determined in accordance with Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act.

“Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intend effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Class A Preferred Units.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interest (including, for the avoidance of doubt, any Class A Preferred Unit and Incentive Distribution Right), but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

“PIK Unit” means a Class A Preferred Unit issued pursuant to a Class A Preferred Unit Distribution in accordance with Section 5.12(c).

“Proposed Transaction” has the meaning set forth in Section 4.7(d)(iv).

“Registration Rights Agreement” means the Registration Rights Agreement dated 17, 2014 by and among the Partnership and the Unit Purchasers.

“ROFO Interest” has the meaning set forth in Section 4.7(d)(iv).

“ROFO Response” has the meaning set forth in Section 4.7(d)(iv).

“Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Class A Preferred Units.

“Special Conversion Amount” means a number of Common Units to be issued upon conversion of each Class A Preferred Unit equal to the sum of (a) the quotient of (i) the aggregate Class A Preferred Unit Distribution Amount, as adjusted by the then-applicable Conversion Ratio, that would have been paid on such Class A Preferred Units (assuming that all such distributions would have been paid in cash), between the date of the exercise of the Partnership’s conversion right pursuant to Section 5.12(b)(iii) and the distribution payable for the Quarter ending June 30, 2017, divided by (ii) the Class A Preferred Unit Price, plus (b) the Adjusted Conversion Amount.

“Substantially Equivalent Unit” has the meaning set forth in Section 5.12(e)(ii)(B).

“Super-Majority Interest” means at least two-thirds (2/3) of the Outstanding Class A Preferred Units.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Class A Preferred Units but shall not include the Incentive Distribution Rights.

“Unit Purchasers” means each of the Persons named on Exhibit A hereto.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the National Securities Exchange on which the Common Units are then listed or admitted to trading.

2. Article IV is hereby amended to add a new Section 4.7(d) implementing certain transfer restrictions on the Class A Preferred Units:

Section 4.7(d). Transfer Restrictions on Class A Preferred Units.

(i) During the period beginning on the Initial Closing Date and ending on a Unit Purchaser’s respective Full Funding Date, such Unit Purchaser shall not transfer any Class A Preferred Units, except as provided in Section 4.7(d)(v).

(ii) From and after a Unit Purchaser’s respective Full Funding Date until the third anniversary of the Initial Closing Date, neither such Unit Purchaser nor any assignee of such Unit Purchaser shall transfer any Class A Preferred Units held by such Unit Purchaser or assignee without the approval of the General Partner (such approval not to be withheld unless the proposed transferee fails to agree to be bound by the standstill provisions set forth on Exhibit B hereto), except as provided in Section 4.7(d)(v).

(iii) From and after the third anniversary of the Initial Closing Date, each Class A Preferred Holder may transfer any Class A Preferred Units held by it to any other Person or Persons other than to any Person or group (as defined by Section 13D of the Securities Exchange Act) that after giving effect to such transfer would own more than 15% of the Outstanding Common Units, including the number of Common Units into which such Class A Preferred Units are then convertible, except as provided in Section 4.7(d)(v), provided that the foregoing restriction shall not apply to any transfer of Class A Preferred Units to any investment bank or similar institution that assists in the brokering or marketing of the Class A Preferred Units on behalf of any Class A Preferred Holder.

(iv) Until the earlier of (i) the fifth anniversary of the Initial Closing Date and (ii) the date on which First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased to directly or indirectly control the General Partner, at any time prior to the sale or transfer of any Class A Preferred Units by a Class A Preferred Holder to a Person or group (as defined by Section 13D of the Securities Exchange Act) other than an Affiliate of such Class A Preferred Holder or another Class A Preferred Holder who agrees in writing that the ROFO Interests (as defined below) remain subject to this Section 4.7(d)(iv) (a “Proposed Transaction”), such selling Class A Preferred Holder shall first provide written notice (the “Offering Notice”) to First Reserve Management, L.P. of its intention to enter into a Proposed Transaction. First Reserve Management, L.P. and its affiliates (“First Reserve”) shall then have a right of first offer with respect any or all of such Class A Preferred Units (the “ROFO Interest”). The Offering Notice shall include any material terms, conditions and other details as would be reasonably necessary for First Reserve to make a responsive offer to enter into the Proposed Transaction with such Class A Preferred Holder, which terms, conditions and details shall include any material terms, condition or other details that such Class A Preferred Holder would propose to provide to non-Affiliates in connection with the Proposed Transaction. First Reserve shall have 10 days following receipt of the Offering Notice to propose an offer to enter into the Proposed Transaction with such Class A Preferred Holder (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price First Reserve proposes to pay for the ROFO Interest and the other terms of the purchase) pursuant to which First Reserve would be willing to enter into a binding agreement for the Proposed Transaction. If a ROFO Response is not delivered by First Reserve and received by the Class A Preferred Holder within such 10-day period, then First Reserve shall be deemed to have waived its right of first offer with respect to such ROFO Interest, and such Class A Preferred Holder shall be free to enter into a Proposed Transaction with any third person on terms and conditions determined in the sole discretion of such Class A Preferred Holder. If First Reserve submits a ROFO Response, but First Reserve and the Class A Preferred Holder do not agree on the terms of the purchase within 5 Business Days following the receipt of the ROFO Response by the Class A Preferred Holder, then the Class A Preferred Holder may reach agreement as to the transfer of the ROFO Interest to any third Person on terms generally no less favorable to the Class A Preferred Holder within the next 90 days, subject to this Article IV. Notwithstanding anything to the contrary contained herein, with respect to any matter as to which the Class A Preferred Units are entitled to vote as a separate class, if at any time First Reserve shall beneficially own more than 20% of the then Outstanding Class A Preferred Units, then none of such Class A Preferred Units beneficially owned by First Reserve in excess of 20% of the Outstanding Class A Preferred Units may (A) be voted on such matter or (B) be considered Outstanding Class A Preferred Units when calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement with respect to such matter; provided, however, that such restrictions shall no longer apply when First Reserve ceases to directly or indirectly, control the General Partner.

(v) Notwithstanding anything to the contrary contained herein, a Class A Preferred Holder shall at all times from and after the Initial Closing Date be permitted to transfer any Class A Preferred Units held by such Class A Preferred Holder to an Affiliate of such Class A Preferred Holder or another Unit Purchaser or its Affiliates, provided that any such transfer would not result in the Partnership being considered terminated for purposes of Section 708 of the Code.

(vi) Notwithstanding anything to the contrary contained herein, no Class A Preferred Holder shall transfer any Class A Preferred Units to any person or entity that (a) is an operating company (and not a financial institution) and (b) engages in the midstream energy business or otherwise provides similar services or engages in similar business as the Partnership at any time during the twelve months preceding the proposed transfer.

(vii) Notwithstanding anything to the contrary contained herein, (A) in connection with any transfer of Class A Preferred Units, the transferring Class A Preferred Holder must transfer to the transferee of such Class A Preferred Units all PIK Units issued as distributions thereon, and (B) in connection with any transfer of PIK Units, the transferring Class A Preferred Holder must transfer to the transferee of such PIK Units all Class A Preferred Units in connection with which such PIK Units were distributed; provided, however, that in the event that compliance with this Section 4.7(d)(vii) would result in the transfer of any fractional Class A Preferred Unit or PIK Unit, the number of Class A Preferred Units or PIK Units to be transferred shall be rounded down to the nearest whole Class A Preferred Unit or PIK Unit, as the case may be.

3. Section 5.5(a) is hereby amended and restated as follows:

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement (including, with respect to the Class A Preferred Units, the net amount of cash contributed for the Class A Preferred Units by the holders thereof pursuant to the Class A Preferred Unit Purchase Agreement) and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all distributions of cash or property (other than PIK Units) made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Class A Preferred Units, unless otherwise required by applicable law.

4. Section 5.5(d)(i) is hereby amended and restated as follows:

(d) (i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of a Class A Preferred Unit in accordance with Section 5.12(b), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Conversion Date, immediately after such Conversion Date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class A Preferred Unit, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each such Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of a Conversion Date is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Units so as to cause the Capital Account attributable to each such Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or immediately after the conversion of a Class A Preferred Unit) shall be determined by the General Partner using such method of valuation as it may adopt. For this purpose, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests (on a fully converted basis) of all Partners at such time and, if before the Conversion Date of any Class A Preferred Units, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Class A Preferred Units for which the Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Class A Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

5. Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

Section 5.12 Establishment of Class A Preferred Units

(a) General. The General Partner hereby designates and creates a series of Units, including any PIK Units issued pursuant to Section 5.12(c), to be designated as “Class A Preferred Units,” having the terms and conditions set forth herein.

(b) Conversion of Class A Preferred Units

(i) One or more Class A Preferred Holders may elect, each in its own discretion, (A) at any time on or after the third anniversary of the Initial Closing Date, to convert all or any portion of the Class A Preferred Units held by such electing Class A Preferred Unit Holder(s) in an aggregate amount equaling or exceeding the Minimum Conversion Amount into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.12(b)(iv), and (B) in the event of (i) a Change of Control prior to the third anniversary of the Initial Closing Date or (ii) any voluntary liquidation, dissolution or winding up of the Partnership, to convert all or any portion of the Class A Preferred Units held by such Class A Preferred Holder(s), at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.12(b)(iv), in each case, by delivery of: (A) written notice to the Partnership, in the form set forth as Exhibit C hereto, setting forth the number of Class A Preferred Units it holds and the number of Class A Preferred Units it is electing to convert, and (B) if such Class A Preferred Units are Certificated, a Class A Preferred Unit Certificate to the Transfer Agent representing an amount of Class A Preferred Units at least equal to the amount such Class A Preferred Holder is electing to convert (or an instruction letter to the Transfer Agent if the Class A Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent, provided that with respect to any Change of Control, such delivery shall be made by the later of (x) 5 Business Days from receipt of notice from the Partnership of such Change of Control and (y) 20 Business Days prior to the anticipated closing date (which anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership’s reasonable best estimate of such anticipated closing date at the time of providing such notice) of such Change of Control (the “COC Election”). Such COC Election shall be irrevocable unless (a) any material terms related to the Change of Control consideration are changed or (b) the expected closing date of the Change of Control is pushed back by more than 20 Business Days; provided, that, any Class A Preferred Holder that made a COC Election shall have until the later of (x) 5 Business Days from receipt of notice from the Partnership of the occurrence of any of the events in clause (a) or (b) or (y) 20 Business Days prior to the new anticipated closing date (which new anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership’s reasonable best estimate of such new anticipated closing date at the time of providing such notice) of any Change of Control to provide notice to the Partnership that such Class A Preferred Holder is revoking its COC Election and if such notice is not provided within such period, the COC Election shall be irrevocable. Thereafter, the Partnership shall take all such actions as are necessary or appropriate to complete such conversion in accordance with this Section 5.12(b), provided that such conversion shall be consummated prior to the tenth Business Day following the date of receipt of notice by the Partnership (or, in the event of a Change of Control, prior to such Change of Control). In the case of any Certificate representing Class A Preferred Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the Class A Preferred Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Class A Preferred Units not so converted.

(ii) At any time on or after the third anniversary of the Initial Closing Date, and provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least 425,000 Common Units (subject to appropriate adjustments in accordance with Section 5.12(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.12(b)(ii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Class A Preferred Holder of exercise of its conversion right pursuant to this Section 5.12(b)(ii) is greater than (x) 150% of the Class A Preferred Unit Price divided by (y) the then-applicable Conversion Ratio, the General Partner, in its sole discretion, may convert all or a portion of the Outstanding Class A Preferred Units into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.12(b)(iv); provided that if the General Partner elects to convert less than all of the Outstanding Class A Preferred Units, such conversion shall be effected on a Pro Rata basis among the Outstanding Class A Preferred Units, including any Outstanding PIK Units. The Partnership shall deliver to each Class A Preferred Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.12(b)(ii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all or such portion of the Outstanding Class A Preferred Units shall automatically convert into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.12(b)(iv).

(iii) At any time on or after the Full Funding Date, and provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least 425,000 Common Units (subject to appropriate adjustment in accordance with Section 5.12(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.12(b)(iii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Class A Preferred Holder of exercise of its conversion right pursuant to this Section 5.12(b)(iii) is greater than (x) the Class A Preferred Unit Price divided by (y) the then-applicable Conversion Ratio, the General Partner, in its sole discretion, may convert all, but not less than all, of the Outstanding Class A Preferred Units into a number of Common Units equal to (A) prior to the third anniversary of the Initial Closing Date, the Special Conversion Amount and (B) on or after the third anniversary of the Initial Closing Date, the Adjusted Conversion Amount. The Partnership shall deliver to each Class A Preferred Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.12(b)(iii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all Outstanding Class A Preferred Units shall automatically convert into Common Units, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.12(b)(iv).

(iv) The Partnership shall make a cash payment to any Class A Preferred Holder with respect to any Class A Preferred Units converted pursuant to this Section 5.12(b) to account for any accrued but unpaid distributions on such Class A Preferred Units as of the date of such conversion; provided, however, that in satisfaction of the payment of any accrued but unpaid distributions payable in respect of the Initial Distribution Period, the General Partner may elect to cause the Partnership to adjust the Conversion Ratio, with respect to such Class A Preferred Units being converted, such that the number of Class A Preferred Units converted pursuant to this Section 5.12(b) includes a number of additional Common Units equal to the quotient of (a) the aggregate dollar amount of any accrued but unpaid distributions as of the date of such conversion with respect to such Class A Preferred Units for which the adjustment to the Conversion Ratio is to be made pursuant to this Section 5.12(b)(iv) divided by (b) the closing price of a Common Unit on the National Securities Exchange on which the Common Units are listed or admitted to trading on the last trading day immediately prior to the date of conversion.

(v) Upon conversion, the rights of a holder of converted Class A Preferred Units as a Class A Preferred Holder shall cease with respect to such converted Class A Preferred Units, including any rights under this Agreement with respect to Class A Preferred Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Each Class A Preferred Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Class A Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder’s ownership of the converted Class A Preferred Units.

(vi) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class A Preferred Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because the Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(vii) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class A Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(b).

(viii) All Common Units delivered upon conversion of the Class A Preferred Units in accordance with this Section 5.12(b) shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment and (3) with respect to Common Units delivered upon a conversion in accordance with Section 5.12(b)(ii) or (iii), registered for public resale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective registration statement that is then-available for the resale of such Common Units.

(ix) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class A Preferred Units and, if the Common Units are then listed or quoted on the New York Stock Exchange or any other National Securities Exchange or other market shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class A Preferred Units to the extent permitted or required by the rules of such exchange or market.

(x) Notwithstanding anything to the contrary contained herein, in connection with any conversion of Class A Preferred Units pursuant to Section 5.12(b)(i) or (ii), (A) each Class A Preferred Unit must be converted together with all PIK Units issued as distributions thereon, and (B) each PIK Unit must be converted together with the Class A Preferred Unit in connection with which such PIK Unit was distributed; provided, however, that in the event that compliance with this Section 5.12(b)(x) would result in the conversion of any fractional Class A Preferred Unit or PIK Unit, the number of Class A Preferred Units or PIK Units to be converted shall be rounded down to the nearest whole Class A Preferred Unit or PIK Unit, as the case may be.

(xi) If, after the Initial Closing Date, the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its outstanding Common Units into a greater number of Common Units, (C) combines or reclassifies its Common Units into a smaller number of Common Units or (D) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Conversion Ratio in effect at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Class A Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interests into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (C) and (D) above) that such holder would have been entitled to receive if the Class A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Class A Preferred Units shall not be abridged or amended and that the Class A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class A Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.12(b)(xi) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(c) Distributions.

(i) Beginning with the Quarter ending September 30, 2014, the Class A Preferred Holders as of the applicable Record Date shall be entitled to receive distributions in accordance with the following provisions:

A) The Partnership shall pay a cumulative distribution of $0.5804 per Quarter in respect of each Outstanding Class A Preferred Unit, subject to adjustment in accordance with Sections 5.12(c)(i) and (ii) (the “Class A Preferred Unit Distribution Amount” and such distribution, a “Class A Preferred Unit Distribution”). For each of the first twelve (12) Quarters following the Quarter ending June 30, 2014 (the “Initial Distribution Period”), such Class A Preferred Unit Distribution shall be paid, in the sole discretion of the General Partner, in additional Class A Preferred Units, in cash, or in a combination of additional Class A Preferred Units and cash. The Class A Preferred Unit Distribution Amount for the period ending September 30, 2014 shall include a pro-rated Class A Preferred Unit Distribution Amount for the period commencing on the Initial Closing Date and ending on, and including, June 30, 2014. The number of PIK Units to be issued in connection with a Class A Preferred Unit Distribution during the Initial Distribution Period shall be the quotient of (A) the applicable Class A Preferred Unit Distribution Amount divided by (B) the Class A Preferred Unit Price; provided that instead of issuing any fractional PIK Unit, the Partnership shall round the number of PIK Units issued to each Class A Preferred Holder to the nearest whole PIK Unit and pay cash in lieu of any such fractional unit.

B) Each Class A Preferred Unit Distribution paid for any Quarter after the Initial Distribution Period shall be paid in cash at the Class A Preferred Unit Distribution Amount unless (x) no distribution is made with respect to such Quarter pursuant to Section 6.3(a), 6.4 or 6.5 with respect to the Parity Securities and Junior Securities (including the Common Units, the General Partner Interest or the Incentive Distribution Rights) and (y) the Partnership’s Available Cash is insufficient to pay the Class A Preferred Unit Distribution; provided, however, that for purposes of this Section 5.12(c)(i)(B), Available Cash shall not include any deduction to provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters. If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any Class A Preferred Holder accrues and is entitled to receive pursuant to this Section 5.12(c)(i)(B), then (x) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash, (y) commencing as of the first day of the calendar Quarter that commences immediately following the Quarter with respect to which such distribution was payable, the Class A Preferred Unit Distribution Amount shall be $0.7059 per Quarter, subject to adjustment in accordance with Section 5.12(c)(ii) (the “Deficiency Rate”), until such time as all accrued and unpaid distributions are paid in full in cash and (z) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Securities and (ii) any distributions in respect of any Parity Securities, other than Class A Preferred Pro Rata Distributions, unless and until all accrued and unpaid distributions on the Class A Preferred Units have been paid in full in cash.

(ii) If, pursuant to the terms of the Registration Rights Agreement, the Partnership elects to increase the Class A Preferred Unit Distribution Amount, in lieu of registering the offer and resale of the Class A Preferred Units, then the Class A Preferred Unit Distribution Amount will be reset at $0.6118 per Quarter and the Deficiency Rate will be reset at $0.7373 per Quarter.

(iii) Notwithstanding anything in this Section 5.12(c) to the contrary, with respect to Class A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Class A Preferred Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date, together with all accrued but unpaid distributions on the converted Class A Preferred Units.

(iv) When any PIK Units are payable to a Class A Preferred Holder pursuant to this Section 5.12, the Partnership shall issue the PIK Units to such holder in accordance with Section 5.12(c)(viii) (the date of issuance of such PIK Units, the “PIK Payment Date”). On the PIK Payment Date, the Partnership shall issue to such Class A Preferred Holder a certificate or certificates for the number of PIK Units to which such Class A Preferred Holder shall be entitled, or, at the request of the holder, a notation in book entry form in the books of the Transfer Agent, and all such PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment .

(v) For purposes of maintaining Capital Accounts, if the Partnership issues one or more PIK Units with respect to a Class A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Class A Preferred Unit in an amount equal to the Class A Preferred Unit Distribution Amount, and (ii) the holder of such Class A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued PIK Units an amount of cash equal to the Class A Preferred Unit Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional PIK Units.

(vi) Any accrued and unpaid distributions shall be increased at a rate of 2.8125% per Quarter. Accrued and unpaid distributions in respect of the Class A Preferred Units will not constitute an obligation of the Partnership.

(vii) Subject to and without limiting the other provisions of this Section 5.12, each Class A Preferred Unit shall have the right to share in any special distributions by the Partnership of cash, securities or other property (including in connection with any spin-off transaction) and in the form of such cash, securities or other property Pro Rata with the Common Units, as if the Class A Preferred Units had converted into Common Units at the then-applicable Conversion Ratio; provided, however¸ that at any time there are accrued but unpaid distributions on the Class A Preferred Units, no such special distributions shall be permitted. For the avoidance of doubt, special distributions shall not include regular Quarterly distributions paid in the normal course pursuant to Section 6.3(a), provided that any such regular Quarterly distribution is not paid at a rate that is in excess of 130% of the Quarterly distribution rate for the immediately preceding Quarter.

(viii) All distributions payable on the Class A Preferred Units shall be paid Quarterly, in arrears, on the earlier of: (A) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3(a), and (B) the date that is forty-five (45) days after the end of such Quarter.

(ix) For the avoidance of doubt, any Available Cash that is distributed pursuant to Section 6.4 or 6.5 shall be distributed in accordance with this Section 5.12(c).

(d) Voting Rights.

(i) The Class A Preferred Units will have such voting rights pursuant to this Agreement as such Class A Preferred Units would have if they were converted into Common Units, at the then-applicable Conversion Ratio, and shall vote together with the Common Units as a single class, except that the Class A Preferred Units (excluding, if applicable, in accordance with Section 4.7(d)(iv), certain Class A Preferred Units owned by First Reserve or its Affiliates) shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Class A Preferred Units in relation to other classes of Partnership Interests or as required by law. Except as otherwise provided herein, (i) if (A) the three (3) largest Class A Preferred Investors collectively constitute a Super-Majority Interest and (B) GSO COF II Holdings Partners LP, Magnetar Financial LLC, and each of their respective Affiliates collectively own at least 35% of the Outstanding Class A Preferred Units, the approval of a Super-Majority Interest of the Outstanding Class A Preferred Units (excluding, if applicable, in accordance with Section 4.7(d)(iv), certain Class A Preferred Units owned by First Reserve or its Affiliates) shall be required to approve any matter for which the Class A Preferred Holders are entitled to vote as a separate class, and (ii) otherwise, the approval of a majority of the Outstanding Class A Preferred Units (excluding, if applicable, in accordance with Section 4.7(d)(iv), certain Class A Preferred Units owned by First Reserve or its Affiliates) shall be required to approve any matter for which the Class A Preferred Holders are entitled to vote as a separate class (each, a “Voting Threshold”).

(ii) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement:

A) the affirmative vote of the then-applicable Voting Threshold of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit, shall be necessary to amend this Agreement in any manner that (1) alters or changes the rights, powers, privileges or preferences or duties and obligations of the Class A Preferred Units in any material respect, (2) except as contemplated herein, increases or decreases the authorized number of Class A Preferred Units (including without limitation any issuance of additional Class A Preferred Units, other than PIK Units), or (3) otherwise adversely affects the Class A Preferred Units, including without limitation the creation (by reclassification or otherwise) of any class of Senior Securities (or amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Senior Securities); provided, however, that the Partnership may, without the affirmative vote of the then-applicable Voting Threshold of the Outstanding Class A Preferred Units (subject to the Restrictions set forth below), create (by reclassification or otherwise) and issue Junior Securities and Parity Securities (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Securities or Parity Securities) in an unlimited amount, with respect to Junior Securities, and, with respect to Parity Securities, in an amount not to exceed $300 million in aggregate face value and that shall not be convertible into more than 17.5 million Common Units, subject to appropriate adjustment in accordance with Section 5.12(b)(xi), provided that such Junior Securities (other than Common Units) or Parity Securities will not (x) be issued prior to any Unit Purchaser’s respective Full Funding Date, (y) have a stated date of maturity or be redeemable for cash (other than in connection with a Cash CoC Event), or (z) provide for payment of distributions in cash at any time when (i) the Class A Preferred Unit Distributions are not paid in cash or (ii) there are accrued and unpaid distributions on the Class A Preferred Units (collectively, the “Restrictions”), and provided, further, that the Unit Purchasers shall have preemptive rights with respect to any such Parity Securities, which preemptive rights shall be effected on a Pro Rata basis among the Outstanding Class A Preferred Units, including any Outstanding PIK Units, then-owned by the Unit Purchasers and their respective Affiliates;

B) to the extent that any proposed amendment to this Agreement having an effect described in clause (1), (2) or (3) of Section 5.12(d)(ii)(A) above would adversely affect any Class A Preferred Holder in a disproportionate manner as compared to any other Class A Preferred Holder, the consent of such Class A Preferred Holder so adversely and disproportionately affected, in addition to the affirmative vote of the then-applicable Voting Threshold of the Outstanding Class A Preferred Units pursuant to Section 5.12(d)(ii)(A), shall be necessary to effect such amendment;

C) the affirmative vote of the then-applicable Voting Threshold of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit, shall be necessary prior to designating the Class A Preferred Units, including the PIK Units, as Designated Preferred Stock (as defined in the Crestwood Indentures) under the Crestwood Indentures or, to the extent applicable, any future indenture of the Partnership or any Subsidiary of the Partnership; and

D) the unanimous approval of the holders of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit, shall be necessary prior to the Partnership making an election to be treated as a corporation for U.S federal tax law purposes.

(e) Change of Control.

(i) In the event of a Cash COC Event, the Class A Preferred Holders shall convert the Outstanding Class A Preferred Units into Common Units immediately prior to the closing of the Cash COC Event at a conversion ratio equal to the greater of (A) the Conversion Ratio and (B) the quotient of (1) the product of (a) the Class A Preferred Unit Price, multiplied by (b) the Cash COC Conversion Premium, divided by (2) the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of closing of the Cash COC Event, subject to a $1.00 per unit floor on Common Units received, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.12(b)(iv);

(ii) If a Change of Control (other than a Cash COC Event) occurs, then each Class A Preferred Holder shall, at its sole election:

A) convert all, but not less than all, Class A Preferred Units held by such Class A Preferred Holder into Common Units, at the then-applicable Conversion Rate, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.12(b)(iv);

B) if the Partnership is not the surviving entity of such Change of Control and the consideration per Common Unit received by the holders of Common Units in such Change of Control exceeds $1.00, then the Partnership shall use its best efforts to deliver or to cause to be delivered to the Class A Preferred Holders, in exchange for their Class A Preferred Units upon such Change of Control, a security in the surviving entity that has substantially similar terms, including with respect to economics and structural protections, as the Class A Preferred Units (a “Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered a Substantially Equivalent Unit to any such electing Class A Preferred Holder in connection with such Change of Control, each such Class A Preferred Holder shall be entitled to (x) take any action otherwise permitted by clause (A), (C) or (D) of this Section 5.12(e)(ii), or (y) convert the Class A

Preferred Units held by such Class A Preferred Holder immediately prior to such Change of Control (other than (in the case of clauses (1) and (2) below) any PIK Units, which, solely with respect to a Change of Control contemplated by this Section 5.12(e)(ii)(B), shall be extinguished for no consideration upon the closing of such Change of Control) into a number of Common Units equal to, if such Change of Control occurs:

(1) prior to the third anniversary of the Initial Closing Date, the quotient of (a) (i) 160% multiplied by the Class A Preferred Unit Price less (ii) the sum of all cash distributions paid as of the effective date of the conversion with respect to the Class A Preferred Units held by such electing Class A Preferred Holder on or prior to the date of the Change of Control, divided by (b) 0.97 multiplied by the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of the closing of such Change of Control, or

(2) after the third anniversary of the Initial Closing Date, the quotient of (a) (i) 160% multiplied by the Class A Preferred Unit Price plus (ii) accrued and unpaid distributions as of the effective date of the conversion with respect to the Class A Preferred Units held by such electing Class A Preferred Holder (including any distributions paid at the Deficiency Rate) less (iii) the sum of all cash distributions paid with respect to the Class A Preferred Units held by such electing Class A Preferred Holder during the Initial Distribution Period, divided by (b) 0.97 multiplied by the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of the closing of such Change of Control.

C) if the Partnership is the surviving entity of such Change of Control and the consideration per Common Unit received by the holders of Common Units in such Change of Control exceeds $1.00, continue to hold Class A Preferred Units; or

D) require the Partnership to redeem the Class A Preferred Units held by such Class A Preferred Holder at a price per Class A Preferred Unit equal to 101% of the Class A Preferred Unit Price plus accrued and unpaid distributions to the date of such redemption with respect to each of the Class A Preferred Units held by such electing Class A Preferred Holder. Any redemption pursuant to this sub-clause D shall, in the sole discretion of the General Partner, be paid in either cash or a number of Common Units equal to quotient of (1) the product of (a) 101% of the Class A Preferred Unit Purchase Price, multiplied by (b) the number of Class A Preferred Units owned by such Class A Preferred Holder that the Partnership has elected to redeem “in kind,” divided by (2) the greater of (i) $1.00 and (ii) the product of (x) 0.92 multiplied by (y) the VWAP

Price for the 10 consecutive trading days ending immediately prior to such redemption date. Notwithstanding the preceding, the Partnership shall have no obligation to redeem any such Class A Preferred Units in cash unless such redemption complies with the restricted payments covenant in the Indentures.

(iii) Notwithstanding any other provision of this Section 5.12(e), any Change of Control in which the consideration to be received by the holders of Common Units has a value of less than $1.00 per Common Unit shall require the affirmative vote of the then-applicable Voting Threshold of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit.

(iv) All Common Units delivered upon any conversion or redemption of the Class A Preferred Units in accordance with this Section 5.12(e) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment.

(f) Certificates.

(i) If requested by a Class A Preferred Holder, the Class A Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board of Directors determines to assign the responsibility to another Person, the General Partner will act as the Transfer Agent for the Class A Preferred Units. The certificates evidencing Class A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(ii) The certificate(s) representing the Class A Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION,

UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF DECEMBER 21, 2011, AS AMENDED, AND (ii) THE CLASS A PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF JUNE 17, 2014, BY AND BETWEEN THE PARTNERSHIP AND THE UNIT PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iii) In connection with a sale of Class A Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class A Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Class A Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

6. Section 6.1(a) is hereby amended and restated as follows:

(a) Net Income. Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated:

(i) First, to the General Partner until the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods;

(ii) Second, to the Class A Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(a)(ii) until the Net Income allocated to such holders of Class A Preferred Units pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Class A Preferred Holders pursuant to Section 6.1(b)(iii) and (b)(iv) for all previous taxable periods; and

(iii) The balance, if any, to the Unitholders in accordance with their respective Percentage Interests (determined without regard to any Class A Preferred Units then held by them).

7. Section 6.1(b) is hereby amended and restated as follows:

(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated:

(i) First, to the Unitholders (other than Class A Preferred Holders) in accordance with their respective Percentage Interests (determined without regard to any Class A Preferred Units then held by them); provided that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Class A Preferred Units then held by such Unitholder;

(ii) Second, to the Unitholders in accordance with the positive balances in their Adjusted Capital Accounts as such Adjusted Capital Accounts would be determined without regard to any Class A Preferred Units then held by such Unitholders;

(iii) Third, to the Class A Preferred Holders pro rata in accordance with the number of Class A Preferred Units held by them; provided that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(iii) to the extent that such allocation would cause any such Class A Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(iv) Fourth, to the Class A Preferred Holders in accordance with the positive balances in their Adjusted Capital Accounts; and

(v) The balance, if any, 100% to the General Partner.

8. Section 6.1(c) is hereby amended and restated as follows:

(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 5.12, Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

A) First, to the General Partner until the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(E) for all previous taxable periods;

B) Second, to the Class A Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(c)(i)(B) until the Net Termination Gain allocated to such Class A Preferred Holders pursuant to this Section 6.1(c)(i)(B) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Class A Preferred Holders pursuant to Section 6.1(c)(ii)(C) and (c)(ii)(E) for all previous taxable periods; and

C) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders in accordance with their respective Percentage Interests (determined without regard to any Class A Preferred Units then held by them).

(ii) Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

A) First, to the Unitholders holding Common Units in accordance with their respective Percentage Interests (determined without regard to any Class A Preferred Units then held by them); provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(A) to the extent that such allocation would cause any such Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Class A Preferred Units then held by such Unitholder;

B) Second, to the Unitholders in accordance with the positive balances in their Adjusted Capital Accounts as such Adjusted Capital Accounts would be determined without regard to any Class A Preferred Units then held by such Unitholders;

C) Third, to the Class A Preferred Holders, pro rata in accordance with the number of Class A Preferred Units held by them; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent that such allocation would cause any such Class A Preferred Holder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account);

D) Fourth, to the Class A Preferred Holders in accordance with the positive balances in their Adjusted Capital Accounts; and

E) The balance, if any, 100% to the General Partner.

9. Section 6.1(d)(iii)(A) is hereby to add the following language:

Provided, however, this Section 6.1(d)(iii)(A) shall not apply to any Excess Distribution in respect to or measured by a distribution to a Class A Preferred Unit.

10. Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xiii):

(xiii) Allocations with respect to Class A Preferred Units.

A) Items of Partnership gross income shall be allocated to the Class A Preferred Holders in amounts equal to the amount of cash actually distributed in respect of each such holder’s Class A Preferred Units, until the aggregate amount of such items allocated pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made to the Class A Preferred Holders pursuant to Section 5.12(c)(i) (and for the avoidance of doubt, without taking into account the cash distributions treated as made to Class A Preferred Holders pursuant to Section 5.12(c)(v)). Unless otherwise required by applicable law, the Partnership agrees that it will not treat a distribution with respect to the Class A Preferred Units as a guaranteed payment.

B) Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Class A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Class A Preferred Unit does not equal or exceed the Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Class A Preferred Units to Unitholders holding Class A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiii)(B) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii)(B), cause the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Preference.

11. Article VI is hereby amended to add a new Section 6.7 as follows:

Section 6.7 Special Provisions Relating to the Class A Preferred Holders.

(a) Except as otherwise provided herein, a Class A Preferred Holder shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Class A Preferred Unit into Common Units pursuant to Section 5.12(b), the Unitholder holding a Class A Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class A Preferred Units shall remain subject to the provisions of Section 6.7(b).

(b) A Unitholder holding a Class A Preferred Unit that has converted into a Common Unit pursuant to Section 5.12(b) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class A Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Class A Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Class A Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.7(b) as soon as practicable following a Conversion Date or as earlier provided herein.

(c) Upon receipt of a written request from a Class A Preferred Holder, the Partnership shall provide such Class A Preferred Holder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if any of such Class A Preferred Holder’s Class A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Class A Preferred Holder pursuant to Section 5.5(d)(i) of the Partnership Agreement (taking proper account of allocations of higher priority), such Class A Preferred Holder’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for a Common Unit. If at any time a Class A Preferred Holder makes such a request and such Class A Preferred Holder has already made two (2) such requests during a calendar year, then such Class A Preferred Holder shall reimburse the Partnership for all documented third-party expenses reasonably associated with such request.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices and Unit numbers herein, including all references related to a $1.00 per Unit floor set forth in Section 5.12(e) hereof, shall be, in each instance, appropriately adjusted for unit splits, combinations, distributions and the like.

F. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Crestwood Midstream GP LLC

By:	/s/ Michael J. Campbell

Name:	Michael J. Campbell
Title:	Senior Vice President and
Chief Financial Officer

AMENDMENT TO FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

CRESTWOOD MIDSTREAM PARTNERS LP

EXHIBIT A

FUNDING AMOUNT

Unit Purchaser	Funding Amount
MTP Energy Master Fund Ltd	$125,000,033.10
MTP Energy CM LLC	$63,022,987.60
MTP Energy Opportunities Fund LLC	$29,999,996.90
Magnetar Structured Credit Fund, LP	$12,408,134.80
Magnetar Constellation Fund IV LLC	$10,359,999.90
Compass HTV LLC	$9,928,907.40
Magnetar Capital Fund II LP	$8,492,710.50
Blackwell Partners LLC	$6,197,491.20
Magnetar Global Event Driven Fund LLC	$6,174,374.10
Magnetar Andromeda Select Fund LLC	$4,999,819.60
Hipparchus Fund LP	$2,011,413.60
Spectrum Opportunities Fund LP	$1,404,144.20
GSO COF II Holdings Partners LP	$199,999,987.70
GE Structured Finance, Inc.	$19,999,981.20
Total	$499,999,981.80

EXHIBIT A

EXHIBIT B

STANDSTILL PROVISIONS

(a) During the period commencing on the Initial Closing Date and ending on the third anniversary thereof, without the prior written consent of the Partnership (provided that such consent shall not be required in the event of fraud or gross negligence on the part of the Partnership or the General Partner), the holders of Class A Preferred Units and their Affiliates will not, directly or indirectly:

(i) Enter into any transaction the effect of which would be to “short” any securities of the Partnership;

(ii) Call (or participate in a group calling) a meeting of the Limited Partners of the Partnership for the purpose of removing (or approving the removal of) the General Partner as the general partner of the Partnership and/or electing a successor general partner of the Partnership;

(iii) “Solicit” any “proxies” (as such terms are used in the rules and regulations of the Securities and Exchange Commission) or votes for or in support of (A) the removal of the General Partner as the general partner of the Partnership or (B) the election of any successor general partner of the Partnership, or take any action the direct effect or purpose of which would be to induce Limited Partners of the Partnership to vote or provide proxies that may be voted in favor of any action contemplated by either of sub-clauses (A) or (B) above;

(iv) Seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Securities Exchange Act) with respect to the voting of any Limited Partner Interests of the Partnership in connection with the removal (or approving the removal) of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(v) Issue, induce or assist in the publication of any press release, media report or other publication in connection with the potential or proposed removal of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(vi) Instigate or encourage any third party to do any of the foregoing; or

(vii) If the General Partner is removed as the general partner of the Partnership, participate in any way in the management, ownership and/or control of the managing general partner or the successor general partner’s operation of the Partnership, other than participation by a Purchaser Designated Director or Board Observer, as described in Sections 1 and 2 of the Board Representation and Standstill Agreement.

(b) The foregoing shall not in any way limit the right of the Unit Purchasers or their Affiliates to vote their limited partner interests in the Partnership at any meeting of limited partners of the Partnership so long as there has been no breach of clause (a) above; and (ii) for purposes of clause (a) above, “Affiliates” of GSO COF II Holdings Partners LP shall include any fund managed or advised by GSO Capital Partners LP or its Affiliates; provided, however, that, in each such case, such fund falls within the credit business of The Blackstone Group LP.

EXHIBIT B

EXHIBIT C

FORM OF NOTICE OF CONVERSION

CLASS A PREFERRED UNIT CONVERSION NOTICE

(TO BE EXECUTED BY THE [REGISTERED HOLDER] [PARTNERSHIP] IN ORDER

TO CONVERT

CLASS A PREFERRED UNITS)

[Date]

The undersigned hereby elects to convert the number of Class A Preferred Units (“Class A Preferred Units”) of Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), indicated below into common units (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Class A Preferred Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Class A Preferred Units to be Converted:

Total Amount of Accrued, Accumulated and Unpaid Distributions on the Class A Preferred Units:

Applicable Class A Conversion Ratio:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

[HOLDER] [CRESTWOOD MIDSTREAM PARTNERS LP]

By:
Authorized Officer:
Title:

EXHIBIT C